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                                                            VIA HAND DELIVERY


[ROSS TECHNOLOGY, INC. LETTERHEAD]


March 3, 1997


Members of the Board of Directors (the "Board")
ROSS Technology, Inc. (the "Company")


Re: Resignation


Gentlemen:

          For more than eight years, I have devoted much of my being -- my mind, my heart, my energy -- to helping our Company grow and prosper. We have worked together in this process, and have achieved many successes. The start-up company of 1988 is now a public company that has achieved nine-figure revenues and a solid presence in the marketplace. In a very real sense, our joint work over these years has improved the world in which we live.

          After many conversations, and with much regret, I understand that the time has come when my personal connection with the Company must be altered, although certainly not severed. Accordingly, it is with the deepest personal emotions that I tender this letter to you.

          Subject to and effective immediately upon the Board's formal acceptance of my resignation subject to the three conditions set forth below, I hereby resign from my positions as Chairman of the Board, President, Chief Executive Officer, and a member of the Executive Committee of the Company (collectively, the "Resigned Positions"). I do not resign from my position as a member of the Board, and will continue, to the extent mutually agreed, to provide advisory services to the Chairman of the Company as a non-officer employee on an at-will basis. Furthermore, it is my understanding that the Company and I will negotiate promptly and in good faith to agree upon a severance package with respect to the Resigned Positions. I understand that "my understanding" as expressed herein does not, in and of itself, create any enforceable rights or limit in any way the Company's or my absolute discretion in the negotiations between us.

          The conditions of my resignations, as described above, are:

          (1) For purposes of any dispute arising out of or relating to my relationship with the Company, including without limitation my service in the Resigned Positions, the Company shall be deemed conclusively, without possibility of rebuttal, to have terminated my service in the Resigned Positions of its own accord and without concurrence. No action or agreement -- including, without limitation, my continued service as a Board member, at-will employee, or consultant -- shall be deemed to constitute or evidence a waiver, relinquishment or abandonment of any of my rights under this clause (1) except to the extent explicitly stated in writing.
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          (2) My salary, benefits and amenities (including an off-site office and secretary) will continue during the negotiation of the above-mentioned severance package, provided that such period of continuance will not extend beyond March 31, 1997 unless the Company and I each so agree in the absolute discretion of each.

          (3) Except to the extent required by applicable law, interpreted in good faith, or in connection with a dispute involving potential, threatened or actual litigation or arbitration, neither I nor the Company will willfully disparage the other during the two year period commencing on the effective date of my above resignations. For purposes of this clause:

          (a) the Company will be deemed to have made any statements made by any of its Board members or officers;

          (b) in the event that any agent or employee of the Company who is not described in clause (a) makes prohibited disparaging statements about me that become public, the Company will have no liability therefor but the Company will, at my written request, formally rebut such statements by reference to the contents of the press release describing my resignations;

          (c) to "disparage" a person shall mean to make statements, whether orally or in writing, that (i) are not solely statements of objective fact, and
(ii) would reasonably be understood by the immediate or ultimate audience of such statements as constituting overall negative or critical commentary upon the personal or professional character, abilities, behavior or other attributes of such person, taking into account any positive information contained in the statements; and

          (d) my agreement not to willfully disparage the Company shall include my agreement not to willfully disparage any officer, director, employee, or product of the Company.

          Again, although I regret the change in my relationship with the Company, I am proud of my past contributions, and look forward to assisting the Company in the future. As noted previously, my resignation from the Resigned Positions is conditioned upon the Board's acceptance of it subject to the three conditions outlined above. If for any reason the Board does not so accept this resignation, I shall with pleasure continue to serve in the Resigned Positions.


                                         Sincerely yours,


                                         /s/ ROGER D. ROSS
                                         -----------------------------------
                                         Roger D. Ross
                                         Chairman of the Board and President